Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen High Grade Municipal Bond Fund
		72DD		73A		74U        74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	  801,394	0.17	  	4,830,768	10.84
Class B	  102,978	0.14		   752,348	10.84
Class C	    82,295	0.13		   641,670      10.84
Class I	  201,727	0.17		1,168,328	10.84